Exhibit 4.1

EXECUTION VERSION

CHARAH SOLUTIONS, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of August 6, 2021 is entered into among Charah Solutions, Inc., a Delaware corporation (the “Company”), B. Riley Financial, Inc., a Delaware corporation (“B. Riley”) and B. Riley Securities, Inc. (“B. Riley Securities”). The Company, B. Riley and B. Riley Securities are referred to collectively herein as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, subject to the terms of this Agreement, the Company has agreed, among other things, to expand the size of its Board of Directors (the “Board”) by one member in connection with the consummation of the Transactions (as defined herein) and to nominate and appoint one individual selected by B. Riley as a director to fill the vacancy created thereby, subject to certain conditions contained therein (the “Director Appointment Right”), and to provide B. Riley with the right to designate and appoint one observer to the Board as provided herein subject to certain conditions contained therein (the “Board Observer Right”).

WHEREAS, B. Riley Securities will purchase from the Company, 2,888,889 shares of common stock, $0.01 par value per share (the “Common Stock”) on or around the date hereof, pursuant to that certain Stock Purchase Agreement dated as of August 6, 2021 (the “Stock Purchase Agreement”). The shares of Common Stock issued to B. Riley Securities pursuant to the Stock Purchase Agreement shall be referred to in this Agreement as the “Shares.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Director Appointment Right. For so long as B. Riley and its Affiliates beneficially own at least four percent (4%) of the outstanding shares of the Company’s Common Stock, B. Riley shall have the right, but not the obligation, to nominate one (1) member to the Board (the “B. Riley Nominee”), who shall initially be Kenneth M. Young (the “Initial B. Riley Nominee”), and the Company shall include, and shall use its commercially reasonable efforts to cause the Board, whether acting through a committee of the Board or otherwise, to include, in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a Class I Director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at or by which directors of the Company are to be elected, the B. Riley Nominee. The Board has taken action such that the Initial B. Riley Nominee shall be appointed to the Board as a Class I Director concurrently with or prior to the consummation of the Transaction (as defined in the Stock Purchase Agreement) (the “Closing”). The B. Riley Nominee shall, in the reasonable judgment of the Board, have the requisite skill and experience to serve as a director of a publicly traded company, not be prohibited or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded) or by applicable law and otherwise be reasonably acceptable to the Company. For the avoidance of doubt, the Company acknowledges and agrees that the Initial B. Riley Nominee meets all of the aforementioned Board qualifications. The B. Riley Nominee shall be subject to the approval of the Board and, as applicable, the Nominating and Corporate Governance Committee (with such approval not to be unreasonably withheld). As used herein, the term “Affiliates” shall mean with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer, director or trustee of such person, or any registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person.

2. Board Observer Right.

(a) For so long as B. Riley and its Affiliates beneficially own at least three percent (3%) of the outstanding shares of Common Stock (based on the number of shares of Common Stock outstanding immediately following the Closing and without regard to any equity issuances (other than equity issuances under the Company’s equity plans) occurring after the Closing), but have no B. Riley Nominee then serving on the Board, B. Riley shall have the right, but not the obligation, subject to the terms and conditions of this Agreement, to designate and appoint one representative (the “Observer”) to attend all meetings (including telephonic or videoconference meetings of the Board) of the Board (not inclusive of any committees thereof), in a non-voting, observer capacity; provided, however, that such Observer shall agree to hold in confidence all information so provided. The Observer shall not be entitled to be present during executive sessions comprised solely of independent directors of the Board. The Observer shall be subject to the approval of the Board (with such approval not to be unreasonably withheld). Except as otherwise set forth herein, the Observer may participate fully in discussions of all matters brought to the Board for consideration and provide input and advice with respect thereto, but in no event shall the Observer (i) be deemed to be a member of the Board; (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; or (iii) have the right to propose or offer any motions or resolutions to the Board or to vote upon any motions or resolutions duly brought before the Board. The Observer shall not be entitled to any cash retainer or equity awards from the Company during the course of his or her appointment to the Board. The presence of the Observer shall not be required or counted for purposes of establishing a quorum at any meeting of the Board.

(b) The Company shall provide to the Observer copies of all notices, minutes, consents and other materials that it provides to all Board members (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members, provided, however, that such Observer shall agree to hold in confidence all information or materials so provided.

(c) Notwithstanding anything herein to the contrary, the Company may exclude the Observer from access to any Board Materials or any Board meeting (or portion thereof) if the Board determines, acting in good faith, that (i) such exclusion is necessary to preserve the attorney-client or work product privilege between the Company (and/or its Affiliates and/or its subsidiaries) and its counsel (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such exclusion is necessary to comply with applicable laws, regulations, or any agreement to which the Company (and/or its Affiliates and/or its subsidiaries) is a party or is otherwise bound; or (iii) such Board Materials or discussion relates to the relationship, contractual or otherwise, between the Company (and/or its Affiliates and/or its subsidiaries), on one hand, and B. Riley and/or the Observer, on the other hand, or their respective Affiliates (a “Conflict of Interest”). Any Observer shall be required to enter into a confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 2.

(d) The Parties agree that neither the Company nor its Affiliates nor any member of the Board or Committee shall be entitled to rely on any statements or views expressed by the Observer in any Board meeting. The Parties further agree that all information is provided to the Observer “AS IS” and the Company does not make, and expressly disclaims, any representation or warranty as to the accuracy or completeness thereof. Without limiting the foregoing, the Company shall have no liability to the Observer, B. Riley Securities or their respective Affiliates or representatives resulting from any use or reliance on any information.

3. Registration Rights.

(a) The Company, upon written demand (a “Demand Notice”) of B. Riley Securities or any Affiliate holding the Shares (each a “Registered Holder”), agrees to register, on one occasion, all or any portion of the Shares. On such occasion, the Company will file a registration statement with the SEC covering the resale of the Shares within thirty (30) days after receipt of a Demand Notice and will use its commercially reasonable efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Securities and Exchange Commission. The demand for registration may be made at any time following the issuance of any Shares by the Company through the third (3rd) anniversary of such issuance. Notwithstanding the foregoing obligations, if the Company furnishes to the Registered Holder requesting a registration pursuant to this Section 3(a) a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days.

(b) The Company shall bear all fees and expenses attendant to the registration of the Shares pursuant to Section 3(a), but the Registered Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holder to represent them in connection with the sale of the Shares. The Company agrees to use its commercially reasonable efforts to cause the filing required by Section 3(a) to become effective in accordance with the requirements of Section 3(a) and to qualify or register the Shares in such States as are reasonably requested by the Registered Holder; provided, however, that in no event shall the Company be required to register the Shares in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its commercially reasonable efforts to cause any registration statement filed pursuant to the demand right granted under Section 3(a) to remain effective for a period of at least twelve (12) consecutive months after the date that the Registered Holder is first given the opportunity to sell all of the Shares registered thereunder. The Registered Holder shall only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Registered Holder that such prospectus may no longer be used due to a material misstatement or omission. For the avoidance of doubt, the Registered Holder shall be entitled to a demand registration under this Section 3 on only one (1) occasion.

(c) In addition to the demand right of registration described in 3(a) hereof, the Registered Holder shall have the right, for a period of three (3) years following the first date upon which the Company issues any Shares, to include the Shares as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145 promulgated under the Securities Act of 1933, as amended or pursuant to Form S-8 or any equivalent form); provided, however, that if, (i) the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, or (ii) the Company determines in its reasonable discretion to impose a limitation on the number of shares of Common Stock which may be included in the registration statement, or to exclude completely, because, in the Company’s reasonable judgment, inclusion of such shares would violate its existing obligations under that Registration Rights Agreement, dated June 18, 2018, by and between the Company and the initial holders thereto (the “Registration Rights Agreement”), then the Company shall be obligated to include in such registration statement only such limited portion of the Shares with respect to which the Registered Holder requested inclusion hereunder as the underwriter or the Company, as applicable, shall reasonably permit. The Parties hereto agree that this Agreement shall not be construed to violate or subordinate the rights granted to the initial holders under the Registration Rights Agreement.

(d) The Company shall bear all fees and expenses attendant to registering the Shares pursuant to Section 3(c) hereof, but the Registered Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Registered Holder to represent them in connection with the sale of the Shares. In the event of such a proposed registration, the Company shall furnish the Registered Holder with not less than eight (8) days’ written notice prior to the proposed date of filing of such registration statement. Such notice to the Registered Holder shall continue to be given for each registration statement filed by the Company until such time as all of the Shares have been sold by the Registered Holder. The Registered Holder shall exercise the “piggy-back” rights provided for herein by giving written notice, within five (5) days of the receipt of the Company’s notice of its intention to file a registration statement. There shall be no limit on the number of times the Registered Holder may request registration under this Section 3(d).

4. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 4.

if to the Company:	Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Facsimile No:
Attention: Steve Brehm
Email:

with a copy to:	Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Facsimile No:
Attention: Robert L. Kimball
Email:

if to B. Riley:	c/o B. Riley Financial, Inc.
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Attention: Alan N. Forman, Esq.
Email:

with a copy to:	Duane Morris LLP
1540 Broadway
New York, NY 10036
Attention: Dean Colucci

5. Governing Law; Venue. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii)) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6. Termination.

(a) Subject to paragraph (c) below, this Agreement shall terminate and be of no further force and effect (“Termination”), including for the avoidance of doubt Section 3, immediately upon the failure of B. Riley and/or its Affiliates to beneficially own at least four percent (4%) of the outstanding shares of Common Stock (the “Termination Event”), except that Sections 2 and 7 shall continue to be in full force and effect until the termination of the rights or obligations in accordance with the terms specified therein.

(b) Notwithstanding paragraph (a) above, as soon as practicable, but in any event no later than three (3) business days after the occurrence of the Termination Event of which B. Riley becomes aware, B. Riley shall provide notice to the Company that the Termination Event has occurred and that this Agreement has been terminated.

(c) In the event that the Company becomes aware that the Termination Event has occurred prior to receiving notice from B. Riley as required by paragraph (b) above, the Company shall provide notice to B. Riley that it believes that the Termination Event has occurred (the “Company Notice”), and upon B. Riley’s written confirmation to the Company (such confirmation not to be unreasonably withheld or delayed, but in any event, shall be provided within three (3) business days of receiving the Company Notice) that the Termination Event has occurred, this Agreement shall be deemed terminated in accordance with paragraph (a) above and, if requested by the Company, the B. Riley Nominee shall promptly resign as a member of the Board and any committees thereof.

7. Standstill.

(a) B. Riley and its Affiliates (collectively, the “B. Riley Party”) agree that, until the later of (A) the first anniversary of the date of this Agreement or (B) for so long as it has a right to designate and appoint an Observer as set forth in Section 2 hereof, without the prior written approval of a majority of the members of the Board, or except as expressly contemplated herein, they will not, directly or indirectly, in any manner:

(i) make a public announcement, proposal or offer (including any solicitation of proxies) to the Board or any of the Company’s stockholders regarding, or otherwise solicit, seek or offer to effect, or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, to effect (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, or (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; provided, however, that the B. Riley Party may privately communicate any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations (including the filing of a Schedule 13D or Schedule 13G or any amendment to such a filing);

(ii) form, join or participate in any Group (with such meaning given to such term in Section 13(d)(3) of the Exchange Act with respect to the Common Stock;

(iii) enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is recommended by the Board);

(iv) otherwise act with any person, including by providing financing for another party, to seek to control the management, the Board or the policies of the Company (other than any appointment or removal of the B. Riley Nominee);

(v) acquire, agree or propose or offer to acquire (including through any hedging, swap or other similar transaction) directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of Persons that would be treated as a single “person” under Section 13(d) of the Exchange Act) any Common Stock or securities that are convertible or exchangeable into (or exercisable for) Common Stock, other than (A) pursuant to a transfer to any of the other B. Riley Parties, (B) as a result of any stock split, reverse stock split, stock dividend, distributions, combinations, reclassifications or other similar transaction of voting securities of the Company or (C) in an amount that would result in total ownership of 19.9% or less of the outstanding Common Stock;

(vi) engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or knowingly assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in the rules under the Exchange Act;

(vii) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company or advise, encourage or influence any person (other than its Affiliates and the other B. Riley Parties) with respect to the voting or disposition of any Common Stock (including in any “vote no,” “withhold” or similar campaign);

(viii) seek, or encourage any person, to submit nominations to the Board in furtherance of a “contested solicitation” for the election or removal of directors from the Board or seek or knowingly encourage the removal of any members of the Board or the election of any directors (other than nominees recommended by the Board);

(ix) demand a copy of the Company’s list of stockholders, whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or pursuant to any other statutory right;

(x) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the B. Riley Parties that is otherwise in accordance with this Agreement);

(xi) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or enter into any negotiations, agreements or understandings with any person with respect to any of the foregoing;

(xii) publicly disclose, or take any action that would reasonably cause the public disclosure (including the filing of any document with the Securities and Exchange Commission or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to request that the Company or the Board waive, terminate or amend the restrictions in this Section 7(a); or

(xiii) knowingly facilitate, encourage or assist any third party to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, none of the B. Riley Parties shall be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the B. Riley Parties or their respective Affiliates, the Company or its Affiliates or any third party, subject in any case to any confidentiality obligations to the Company of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any applicable laws or any action required by any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body or by any stock exchanges that have, or may have, jurisdiction over any B. Riley Party, provided that a breach by such B. Riley Party of this Agreement is not the cause of the applicable requirement; (C) privately communicating to any B. Riley Party publicly available information regarding the Company, provided such communications are not otherwise reasonably expected to be publicly disclosed; (D) privately communicating to any B. Riley Party in a manner that otherwise does not violate the terms of this Agreement; or (E) publicly providing the information required by Item 5.02(a) of Form 8-K. Further, nothing herein shall restrict any B. Riley Party from effecting transactions in the Common Stock by or on behalf of any customer or client of such B. Riley party or any transactions by such B. Riley Party to facilitate any such transactions by or on behalf of any such customer or client.

(b) The provisions set forth in this Section 7 shall not limit the actions of the B. Riley Nominee in his or her capacity as a director of the Company (including receipt of any equity incentive or similar awards), recognizing that such actions are subject to such person’s fiduciary duties to the Company and its stockholders (it being understood and agreed that none of the B. Riley Parties shall seek to do indirectly through the B. Riley Nominee any action that would be prohibited if done directly by any of the B. Riley Parties pursuant to this Section 7).

(c) Other than with respect to Shares, each of the B. Riley Parties represents and warrants to the Company that, as of the date hereof, neither it, nor any of its Affiliates, is engaged in any discussions or negotiations with any person who is not a B. Riley Party, and neither it, nor any of its Affiliates, has any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable with any person who is not a B. Riley Party concerning the acquisition of any Common Stock, or securities that are convertible or exchangeable into (or exercisable for) Common Stock, of the Company.

8. Miscellaneous.

(a) The Company agrees to reimburse B. Riley promptly for reasonable documented out-of-pocket expenses incurred in connection with the B. Riley Nominee’s or the Observer’s attendance at Board and Committee meetings, if applicable; provided, however, that all reimbursements payable by the Company pursuant to this Section 8(a) shall be payable in accordance with and subject to the Company’s policies and practices with respect to director expense reimbursement then in effect.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Solely to the extent that any provision or restriction contained in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify any such provision or restriction so it can be enforced to the fullest extent permitted by law.

(c) The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

(d) Any waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such Party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

(e) This Agreement constitutes the entire agreement and understanding of the Parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the Parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the Parties hereto. This Agreement and the rights described herein may not be assigned by B. Riley or B. Riley Securities.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

CHARAH SOLUTIONS, INC.

By:	/s/ Scott Sewell
Name:	Scott Sewell
Title:	President and Chief Executive Officer

B. RILEY FINANCIAL, INC.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Investment Officer

B. RILEY SECURITIES, INC.

By:	/s/ Andy Moore
Name:	Andy Moore
Title:	Chief Executive Officer

[Signature Page to Investor Rights Agreement]